   As filed with the Securities and Exchange Commission on October 31, 2000
===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -------------------------------

                        ENCHIRA BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                           04-3078857
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                          Identification Number)
                           4200 RESEARCH FOREST DRIVE
                           THE WOODLANDS, TEXAS 77381
                                 (281) 419-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         -------------------------------
                                PETER POLICASTRO
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           4200 RESEARCH FOREST DRIVE
                           THE WOODLANDS, TEXAS 77381
                                 (281) 419-7000
    (Name, address, including zip code, and telephone number, including area code, of agent for service) With copies to:
                                JEFFREY R. HARDER
                             ANDREWS & KURTH L.L.P.
                        2170 BUCKTHORNE PLACE, SUITE 150
                           THE WOODLANDS, TEXAS 77380
                                 (713) 220-4801
                         -------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
     Title of each class of                Amount to be     Proposed maximum     Proposed maximum      Amount of registration
  Securities to be registered               Registered       offering price     Aggregate offering              fee
                                                              per share (2)         price (2)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     2,631,375(1)        $7.375           $19,406,390.62         $5,123.29
=============================================================================================================================

(1) Includes (i) 2,000,000 shares of Common Stock outstanding, (ii) 631,375 shares of Common Stock issuable upon exercise of warrants and (iii) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of the Registrant's common stock on the Nasdaq National Market on October 27, 2000.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  Subject to completion, dated October 31, 2000




                                2,631,375 SHARES

                        ENCHIRA BIOTECHNOLOGY CORPORATION

                                  COMMON STOCK





        The selling stockholders listed on page 12 may offer and resell up to 2,631,375 shares of our common stock under this prospectus, for each of their own accounts. The number of shares the selling stockholders may sell includes 2,000,000 shares of common stock currently issued and outstanding, as well as 631,375 shares of common stock that they may receive if they exercise their warrants. We will not receive any proceeds from these sales, but we will receive proceeds from the exercise of any warrants.

        The selling stockholders may sell the shares from time to time at fixed prices, market prices or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on possible methods of sale, you should see "Plan of Distribution" on page 13.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ENBC." On October 27, 2000, the last sale price of our common stock was $7.4375.




        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.






        THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


                                                                      Page
                                                                      ----
Forward-Looking Statements.............................................2
Summary................................................................3
Risk Factors...........................................................4
Use of Proceeds.......................................................11
Selling Stockholders..................................................11
Plan of Distribution..................................................13
Legal Matters.........................................................14
Experts...............................................................14
Available Information.................................................15
Information Incorporated by Reference.................................15

                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

        Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see "Risk Factors."

        We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

        As used in this prospectus, "Company," "we," "us" and "our" refer to Enchira Biotechnology Corporation and its affiliates.

                                     SUMMARY

THE COMPANY

        We are a biotechnology company dedicated to development of our proprietary, state-of-the-art directed evolution techniques. In 1999, we implemented a strategic initiative to develop a new proprietary gene shuffling method called RACHITT-TM- (an acronym for Random Chimeragenesis on Transient Templates). Gene shuffling is a powerful method to create millions of new variant genes coding for enzymes with altered properties. To complement this effort, we developed high-throughput-screening ("HTS") capabilities at our laboratories to screen and select improved bacterial strains. We believe that these capabilities may create new business opportunities in many areas of biotechnology, including industrial enzymes, crop enhancement and protection and protein-based pharmaceuticals. We intend to further develop these assets in gene-shuffling technology and aggressively pursue near-term business opportunities in this area through technology licensing and other business relationships.

        We believe that our RACHITT-TM- technology has several advantages over other gene shuffling techniques currently being employed. For example, it avoids the use of often problematic polymerase chain reaction, or PCR, cycles to generate full-length chimeric molecules. RACHITT-TM- also reduces the generation of potentially problematic "blind spots" in the gene of interest encountered in the "sexual PCR" and staggered extension process, or StEP, methods. Our RACHITT-TM- method also facilitates combination of genes or regions of genes from related family members or otherwise similar sequences recombination. No evidence for divergent gene shuffling has yet been demonstrated by the StEP technique. Furthermore, the RACHITT-TM- method can also facilitate the incorporation of genetic diversity from uncharacterized sources (e.g., DNA isolated or amplified from soils and aquatic environments), thereby further exploring "natural" sequence space of a protein. RACHITT-TM- can also create entirely new solutions using combinatorial libraries of synthetic oligonucleotides.

RECENT DEVELOPMENTS

        On September 8, 2000 we completed a private placement of 2,000,000 shares of our common stock and two year warrants to purchase 600,000 shares of our common stock at an exercise price of $7.44 per share for an aggregate purchase price of $12.865 million. We paid approximately $360,000 to two placement agents in connection with the private placement and granted one of the placement agents a two year warrant to purchase 31,375 shares of our common stock at an exercise price of $7.44 per share.

        We granted certain registration rights to the investors in the above-described transactions. This prospectus serves to register all of the shares of common stock subject to those registration rights.

CORPORATE INFORMATION

        We were incorporated in Delaware on December 20, 1989. Our executive offices and laboratories are located at 4200 Research Forest Drive, The Woodlands, Texas 77381 and the main telephone number is (281) 419-7000. We can also be reached by fax at 281-364-6112, or by e-mail at info@enchira.com. Our website is www.enchira.com.

                                  RISK FACTORS

        INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN THE COMMON STOCK.

        THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

- WE HAVE AN ARBITRATION PROCEEDING WITH MAXYGEN REGARDING OUR RACHITT-TM-TECHNOLOGY THAT COULD ADVERSELY AFFECT OUR OPERATIONS IF WE ARE NOT SUCCESSFUL IN DEFENDING OUR TECHNOLOGY.

        On April 27, 2000, we received notice from Maxygen Inc. ("Maxygen") that they had elected to seek arbitration under the License and Development Agreement dated May 19, 1997 between us (the "Agreement"). Maxygen claims that we used their confidential information which they allege was provided to us under the Agreement to develop our own RACHITT-TM- directed evolution technology. We deny all allegations of Maxygen and believe that our technology was independently developed after the collaboration with Maxygen ceased. The arbitration has been set for November 2000. While we believe that there is no merit to the allegations brought against us by Maxygen, we cannot assure that our defense will be substantially successful, if at all. The cost of defending such arbitration could be quite substantial and could greatly and adversely effect our projections for working capital. In addition, the uncertainty surrounding the outcome of the arbitration as well as the delay in bringing such matter to conclusion could materially and adversely affect our ability to secure additional capital on a timely basis or at all. Further, should the arbitrator's decision be adverse to us, our business would be adversely affected.

- WE HAVE A HISTORY OF OPERATING LOSSES AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

        We have incurred net losses since our inception and expect losses to continue in the foreseeable future as we continue to expend capital for the ongoing development and commercialization of our RACHITT-TM- directed evolution technology. We have received a limited amount of revenue to date from the use or sale of our RACHITT-TM- technology. At June 30, 2000, we had an accumulated deficit of $78.6 million. We remain uncertain about the amount of time required for us to become profitable. We cannot ensure that we will achieve sustained profitability, if at all.

- IF WE DON'T ESTABLISH AND MAINTAIN COLLABORATIONS WITH OTHER PARTIES, THE DEVELOPMENT OF OUR PRODUCTS MAY BE DELAYED OR STOPPED.

        Because we do not currently possess the financial and other resources necessary to develop potential products that may result from our technologies, or the financial and other resources to complete any approval processes which may be required for these products, we must enter into collaborative arrangements to develop our products. If we do not maintain our current collaboration with Genencor International, or if we do not enter into new collaborative agreements, then our revenues will be reduced, and products utilizing our technologies may not be developed, manufactured or marketed.

        We have limited or no control over the resources that any collaborator may devote to our products. Any of our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreement with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may elect not to develop products arising out of our collaborative arrangements or devote sufficient resources to the development, manufacture, market or sale of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products.

- BECAUSE WE ARE A DEVELOPMENT STAGE COMPANY DEVELOPING AND DEPLOYING NEW TECHNOLOGIES, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR TECHNOLOGIES OR PRODUCTS, WHICH COULD CAUSE US TO BE UNPROFITABLE OR CEASE OPERATIONS.

        You must evaluate our business in light of the uncertainties and complexities affecting a development stage biotechnology company. Our existing proprietary technologies are new and in the early stage of development. We may not be successful in the commercial development of these or any further technologies or products. Successful products require significant development and investment to demonstrate their cost-effectiveness prior to regulatory approval and commercialization. To date, we have not commercialized any biotechnology products, and we have no strategic partners who have yet incorporated our technologies or inventions into their own commercial products from which we can generate royalties. Because of these uncertainties, our discovery process may not result in the identification of product candidates that we or our strategic partners will commercialize. If we are not able to use our technologies to discover new materials or products with significant commercial potential, we will not be able to achieve our objectives or build a sustainable or profitable business.

- ETHICAL, LEGAL AND SOCIAL CONCERNS ABOUT GENETICALLY ENGINEERED PRODUCTS COULD LIMIT OR PREVENT THE USE OF OUR PRODUCTS AND TECHNOLOGIES AND LIMIT OUR REVENUE.

        Some of our products are genetically engineered. If we are not able to overcome the ethical, legal and social concerns relating to genetic engineering, our products may not be accepted. Any of the risks discussed below could result in expenses, delays or other impediments to our programs or the public acceptance and commercialization of products dependent on our technologies or inventions. Our ability to develop and commercialize one or more of our technologies and products could be limited by the following factors:

1. Public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and genetically engineered products, which could influence public acceptance of our technologies and products;

2. Public attitude regarding, and potential changes to laws governing, ownership of genetic material which could harm our intellectual property rights with respect to our genetic material and discourage strategic partners from supporting, developing or commercializing our products and technologies; and

3. Governmental reaction to negative publicity concerning genetically modified organisms, which could result in greater government regulation of genetic research and derivative products, including labeling requirements.

        The subject of genetically modified organisms has received negative publicity, which has aroused public debate. The adverse publicity could lead to greater regulation and trade restrictions on imports and exports of genetically altered products.

- MANY POTENTIAL COMPETITORS WHO HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAKE OURS OBSOLETE.

        The biotechnology industry is characterized by rapid technological change, and the area of gene research is a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our products and technologies becoming obsolete.

        We face, and will continue to face, intense competition. There are a number of companies who compete with us in various steps throughout our technology process. Many of these competitors have significantly greater financial and human resources than we do. These organizations may develop technologies that are superior alternatives to our technologies. Further, our competitors may be more effective at implementing their gene-related technologies to develop commercial products.

        Any products that we develop through our RACHITT-TM- directed evolution technology will compete in multiple, highly competitive markets. Many of our potential competitors in these markets have substantially greater financial, technical and marketing resources than we do, and we cannot assure you that they will not succeed in developing products that would render our products or those of our strategic partners obsolete or noncompetitive. In addition, many of these competitors have significantly greater experience than we do in their respective fields. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Current competitors or other companies may develop technologies and products that are more effective than ours. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. The existing approaches of our competitors or new approaches or technology developed by our competitors may be more effective than those developed by us.

- ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD HARM OUR COMPETITIVE POSITION.

        Our success will depend in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies and erode or negate our competitive advantage. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these foreign countries.

        The patent positions of biotechnology companies, including our patent position, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering both our technologies and technology-based products as we deem appropriate. However, we may fail to apply for patents on important technologies or products in a timely fashion or at all, and in any event, the applications we do file may be challenged and may not result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantages. If the use or validity of any of our patents is ever challenged, resulting in litigation or administrative proceedings, we would incur substantial costs and the diversion of management in defending the patent. In addition, we generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would over technology we own.

        We rely upon trade secret protection for our confidential and proprietary information. We have taken measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators, and consultants. Nevertheless, employees, collaborators, or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

- LITIGATION OR OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT COULD REQUIRE US TO SPEND TIME AND MONEY AND COULD SHUT DOWN SOME OF OUR OPERATIONS.

        Our commercial success depends in part on not infringing the patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to our technologies and products. The biotechnology industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may have been issued relevant patents or may have filed relevant patent applications that could affect our ability to obtain patents or to operate as we would like to in our research, development, and commercialization efforts. If we wish to use technologies claimed by third parties in issued and unexpired patents, then we may need to obtain license(s) from the owner(s) of such patent(s), enter into litigation, or incur the risk of litigation. Litigation or failure to obtain necessary licenses may impede our ability to obtain collaborations or to develop our products and could prevent us or our collaborators from developing or commercializing our products.

        Other biotechnology companies have filed patent applications and obtained patents, and in the future will likely continue to file patent applications and obtain patents, claiming directed evolution technologies similar to our RACHITT-TM- technology. If these patents are valid or if these applications issue into valid patents, we will have to either circumvent the claims in these patents, or obtain licenses to use the patented technology in order to use these genes or technologies in the research, development and commercialization of our products and technologies. If we are unsuccessful in circumventing or acquiring licenses to these patents, our ability to research, develop or commercialize products may be blocked.

        Third parties may sue us in the future to challenge our patent rights or claim infringement of their patents. An adverse determination in litigation to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using the disputed technology.

        If any of our competitors have filed patent applications or have been granted patents claiming inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference may result in loss of claims based on patentability grounds raised in the interference. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on satisfactory terms, if at all.

        Third parties may obtain patents in the future and then claim that the use of our technologies infringes these patents or that we are employing their proprietary technology without authorization. This is because patent applications in the United States are secret until issued into corresponding patents, and the applications can be pending for several years after filing. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims or enforcing our patents against others. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize, and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to:

        - pay damages;

        - stop using our products or methods;

        - develop non-infringing products or methods; and

        - obtain one or more licenses from third parties.

        We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter substantial delays in product introductions while we attempt to develop alternative methods or products, which we may not be able to accomplish.

- LAWS MAY LIMIT OUR PROVISION OF GENETICALLY ENGINEERED AGRICULTURAL PRODUCTS IN THE FUTURE. THESE LAWS COULD REDUCE OUR ABILITY TO SELL THESE PRODUCTS.

        All phases in the development of our potential products are subject to significant federal, state, local and/or foreign governmental regulation. Regulatory agencies may not allow us to produce and/or market our products in a timely manner or under technically or commercially feasible conditions, or at all, which could harm our business.

        In the United States, products for our target markets are regulated based on their application, by either the FDA, the Environmental Protection Agency, or EPA, or, in the case of plants and animals, the United States Department of Agriculture, or USDA. The FDA regulates drugs, food and feed, as well as food additives, feed additives and substances generally recognized as safe that are used in the processing of food or feed. In the future we may pursue strategic alliances for further research and development of drug products for humans that would require FDA approval before they could be marketed in the United States. In addition, any product candidates must also be approved by the regulatory agencies of foreign governments before any product can be sold in those countries. Under current FDA policy, our products, or products of our strategic partners incorporating our technologies or inventions, to the extent that they come within the FDA's jurisdiction, may be subject to lengthy FDA reviews and unfavorable FDA determinations if they raise safety questions which cannot be satisfactorily answered, if results from pre-clinical or clinical trials do not meet regulatory requirements or if they are deemed to be food additives whose safety cannot be demonstrated. An unfavorable FDA ruling could be difficult to resolve and could prevent a product from being commercialized. Even after investing significant time and expenditures, we may not obtain regulatory approval for any of our products. We have not submitted an investigational new drug application for any product candidate, and no product candidate developed with our technologies has been approved for commercialization in the United States or elsewhere. The EPA regulates biologically derived chemical substances not within the FDA's jurisdiction. An unfavorable EPA ruling could delay commercialization or require modification of the production process resulting in higher manufacturing costs, thereby making the product uneconomical. In addition, the USDA may prohibit genetically engineered plants from being grown and transported except under an exemption, or under controls so burdensome that commercialization becomes impracticable. Our future products may not be exempted by the USDA.

        The European regulatory process for these classes of biologically derived products has been in a state of flux in the recent past, as the EU attempts to replace country by country regulatory procedures with a consistent EU regulatory standard in each case. Some country-by-country regulatory oversight remains. Other than Japan, most other regions of the world generally find adequate either a United States or a European clearance together with associated data and information for a new biologically derived product.

-   WE MAY BE SUED FOR PRODUCT LIABILITY.

        We may be held liable if any product we develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. We currently have no product liability insurance. When we attempt to obtain product liability insurance, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our strategic partners. If we are sued for any injury caused by our products, our liability could exceed our total assets.

- WE WILL NEED ADDITIONAL FUNDS. WE MAY NEED TO ENTER INTO FINANCING ARRANGEMENTS WITH UNFAVORABLE TERMS OR WHICH COULD ADVERSELY AFFECT YOUR OWNERSHIP INTEREST AND RIGHTS AS COMPARED TO OUR OTHER STOCKHOLDERS. IF SUCH FINANCING IS NOT AVAILABLE, WE MAY NEED TO CEASE OPERATIONS.

        We currently anticipate that our available cash resources and receivables and committed funding from strategic partners will be sufficient to meet our capital requirements for at least the next two years. However, our capital requirements depend on several factors, including:

1. The level of research and development investment required to maintain our technology leadership position;

2. Our ability to enter into new agreements with strategic partners or to extend the terms of our existing collaborative agreements and the terms of any agreement of this type;

3. The success rate of our discovery efforts to achieve milestones and receive royalties;

4. Our ability to successfully commercialize products developed independently and the demand for such products;

5. Our ability to find and enter into strategic collaborations on favorable terms, or at all;

6. The timing and willingness of strategic partners to commercialize our products that would result in royalties;

7.  Costs of recruiting and retaining qualified personnel; and

8. Our need to acquire or license complementary technologies or acquire complementary businesses.

        As additional capital is required to operate our business, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or technologies or otherwise respond to competitive pressures could be significantly limited. In addition, if financing is not available, we may need to cease operations.

        If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of debt securities, such debt securities would have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations.

- WE RELY HEAVILY ON A FEW KEY EMPLOYEES FOR MANAGEMENT AND PRODUCT DEVELOPMENT EFFORTS.

        We depend on the efforts of our executive officers, scientists and other key employees, the loss of any one of whom could materially and adversely affect us. Shortages of qualified scientists within certain disciplines may occur and competition for the services of qualified scientists may intensify. We may not succeed in recruiting or retaining these personnel in the future.

- WE USE HAZARDOUS MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

        Our research and development processes involve the controlled use of hazardous materials, including chemical, radioactive and biological materials. Our operations also produce hazardous waste products. We cannot eliminate entirely the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. In addition, compliance with applicable environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

- SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

        Our officers, directors and principal stockholders (greater than 5% stockholders) together control approximately 60.0% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

-   OUR STOCK PRICE IS VOLATILE.

        The market price of our common stock, like other emerging technology companies, has been highly volatile. In the future, the market price of our common stock could fluctuate substantially due to a variety of factors, including the results of our arbitration with Maxygen, our ability to secure additional collaborative programs relating to our RATCHITT-TM- directed evolution technology, governmental regulation, developments in patent or other proprietary rights of us or our competitors, fluctuations in our operating results and fluctuations in the market prices of emerging technology stocks and market conditions in general.

- DIVIDENDS ON OUR PREFERRED STOCK DILUTE OWNERSHIP IN OUR COMMON STOCK AND CREATE A DEFICIENCY IN BOTH FIXED CHARGES AND IN PREFERRED STOCK DIVIDEND COVERAGE.

        In the past, we have from time to time elected to pay dividends on our preferred stock with our common stock, although we may pay dividends in cash or a combination of common stock and cash. Dividends will be payable on the preferred stock only when, as and if declared by our Board of Directors as permitted under Delaware law although we do incur an obligation to pay such dividends in a manner to be determined at our sole discretion until they become payable. We have incurred net losses since our inception, and we expect our losses to increase in the foreseeable future. While we intend to pay dividends on the preferred stock in common stock, we anticipate that we will continue to incur losses and thus will continue to have a deficiency in fixed charges and preferred stock dividend coverage. Preferred stock dividends may be paid only out of capital surplus (within the meaning of the Delaware General Corporation Law) or out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. We have issued a total of 564,411 shares of common stock to date as dividends on the preferred stock. In addition, the dividend payments due on the Series B Preferred Stock for calendar years 1999 and 2000 have not yet been declared.

- CERTAIN CHARTER AND BYLAW PROVISIONS AND OUR STOCKHOLDER RIGHTS PLAN MAY NEGATIVELY AFFECT THE STOCKHOLDERS.

        Certain provisions of our charter, bylaws and rights plan may discourage proposals by third parties to acquire a controlling interest in us, which could deprive stockholders of the opportunity to consider an offer that would be beneficial to them.

-   FUTURE SALES OF COMMON STOCK MAY NEGATIVELY AFFECT THE STOCKHOLDERS.

        On September 30, 2000, 9,054,860 shares of our common stock were outstanding, 1,165,573 shares of common stock were issuable upon conversion of shares of our preferred stock and 905,492 shares of common stock were issuable upon the exercise of outstanding options and warrants. Future sales of substantial amounts of our common stock in the public market could have an adverse effect on prevailing market prices of the common stock and the marketability of and price obtainable for shares of the common stock.

-   OUR COMMON STOCK COULD BE DELISTED FROM NASDAQ.

        Although our common stock meets the current listing requirements of, and presently lists on, the Nasdaq National Market, we must maintain certain minimum financial requirements for continued inclusion on Nasdaq. If we cannot satisfy Nasdaq's maintenance requirements, Nasdaq may delist our common stock. In such event, trading in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our common stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reductions in security analysts' and the news media's coverage of us, and lower prices for our common stock than it might otherwise attain.

-   STOCKHOLDERS FACE THE RISKS OF HOLDING "PENNY STOCKS."

        If Nasdaq delisted our common stock, it could become subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended, (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of the holders of our common stock to sell their shares in the secondary market.

        Regulations of the Securities and Exchange Commission, or the Commission, define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. The Commission also requires disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, the Commission requires monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

        These penny stock restrictions will not apply to our common stock if Nasdaq continues to list it and has certain price and volume information provided on a current and continuing basis or meets certain minimum net tangible assets or average revenue criteria. We cannot ensure that our common stock will qualify for exemption from these restrictions. Even if our common stock were exempt from such restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our common stock were subject to the rules on penny stocks, the market liquidity for our common stock could be severely and adversely affected.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by any of the selling stockholders. We will use any proceeds we receive from the exercise of warrants for general corporate purposes.

                              SELLING STOCKHOLDERS

        This prospectus covers a total of 2,631,375 shares of common stock to be sold by the selling stockholders, including:

           -   2,000,000 shares of common stock issued and outstanding; and
           - 631,375 shares of common stock issuable upon exercise of outstanding warrants

        On September 8, 2000, we completed a private placement of 2,000,000 shares of common stock and warrants to purchase 600,000 shares of common stock. As part of the payment of the fee to one of the placement agents in connection with such transaction, we issued such placement agent a warrant to purchase 31,375 shares of our common stock.

        The table on the following page lists:

           -      all of the selling stockholders;
           - the number of shares of common stock owned by each selling stockholder immediately prior to this offering;
           - the number of shares of common stock (including those shares of common stock underlying warrants) covered by this prospectus; and
           - the amount of shares of common stock that will be owned by each selling stockholder assuming that each selling stockholder sells all of his or her shares of common stock that this prospectus registers.


                                                     Shares of Common Stock Covered by this Prospectus

                                           Shares of                                                  Shares of
                                          Common Stock                  Issuable Upon                Common Stock
                                         Owned Prior to                  Exercise of                 Owned After
Name of Selling Stockholder              the Offering(1)  Outstanding     Warrants       Total     the Offering(2)
---------------------------              ---------------  -----------     --------       -----     ---------------
Caduceus Capital II, L.P. ..........       273,000          210,000        63,000       273,000             0

Dean Witter Foundation .............        31,327(3)         9,000         2,700        11,700        19,627(3)

Susan Uris Halpern .................        14,660(3)         5,000         1,500         6,500         8,160(3)

Andrew Heiskell ....................        23,400           18,000         5,400        23,400             0

Public Employee Retirement System
   of Idaho ........................       132,761(4)        47,000        14,100        61,100        71,661(4)

William B. Lazar ...................         6,500            5,000         1,500         6,500             0

William E. Konrad, Trustee for the
William E. Konrad Trust ............       734,442           50,000        15,000        65,000       669,442

City of Milford Pension & Retirement
  Fund .............................        74,342(5)        18,000         5,400        23,400        50,942(5)

Domenic J. Mizio ...................        33,863(6)         9,000         2,700        11,700        22,163(6)

Jeanne L. Morency ..................         6,500            5,000         1,500         6,500             0

Morgan Trust Co. of the Bahamas
  Ltd. as Trustee U/A/D 11/30/93 ...        39,700            9,000         2,700        11,700        28,000

Nicola Z. Mullen ...................        17,100            7,000         2,100         9,100         8,000

NFIB Corporate Account .............        25,520(6)         9,000         2,700        11,700        13,820(6)

Norwalk Employees' Pension Plan ....        35,100           27,000         8,100        35,100             0

Oracle Offshore Limited ............       108,818           79,200        23,760       102,960         5,858

Oracle Partners, L.P. ..............       386,100          297,000        89,100       386,100             0

Oracle Institutional Partners, L.P..       102,960           79,200        23,760       102,960             0

PW Eucalyptus Fund, LLC ............       780,000          600,000       180,000       780,000             0

PW Eucalyptus Fund, Ltd. ...........        45,500           35,000        10,500        45,500             0

Sam Oracle Investements Inc. .......        51,480           39,600        11,880        51,480             0

City of Stamford Firemen's Pension
  Fund .............................        23,400           18,000         5,400        23,400             0

The Trout Group LLC ................        31,375                0        31,375        31,375             0

Wells Family LLC ...................        46,633(5)         9,000         2,700        11,700        34,933(5)

Winchester Global Trust Company
  Limited as Trustee for Caduceus
  Capital Trust ....................       533,000          410,000       123,000       533,000             0

David Zesiger ......................         6,500            5,000         1,500         6,500             0
                                         ---------        ---------       -------     ---------       -------
   Totals ..........................     3,468,261        2,000,000       631,375     2,631,375       836,886

-----------------

(1) All of the amounts above include shares issuable upon exercise of warrants in the amounts set forth next to the applicable selling stockholder under the column "Shares of Common Stock Covered by this Prospectus -- Issuable Upon Exercise of Warrants."
(2) All of the selling stockholders listed above shall hold less than 1% of the outstanding shares of our common stock after this offering (assuming the sale of all of the shares of our common stock covered by this prospectus), except for William E. Konrad, Trustee for the William E. Konrad Trust, who will own 6.9%.
(3) Includes 4,475 shares of common stock issuable upon conversion of 1,500 shares of Series B Convertible Preferred Stock.
(4) Includes 17,900 shares of common stock issuable upon conversion of 6,000 shares of Series B Convertible Preferred Stock.
(5) Includes 11,933 shares of common stock issuable upon conversion of 4,000 shares of Series B Convertible Preferred Stock.
(6) Includes 5,967 shares of common stock issuable upon conversion of 2,000 shares of Series B Convertible Preferred Stock.

                              PLAN OF DISTRIBUTION

        The selling stockholders may offer the shares of common stock subject to this prospectus from time to time for their own account in transactions on The Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The methods by which the shares may be sold include:

           1. a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

           2. purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

           3. ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

           4.     privately negotiated transactions.

        We will not receive any of the proceeds from the sale of the shares of common stock subject to this prospectus by the selling stockholders except for payment of the exercise price in the event that the warrants are exercised. We have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholders. The selling stockholders and any broker-dealers participating in the distribution of the shares of common stock subject to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of shares by the selling stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commission under the Securities Act.

        The shares of common stock subject to this prospectus have not been registered for sale by the selling stockholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

        If underwriters are used in any offering of shares of common stock, the underwriter or underwriters with respect to such offering will be named in a prospectus supplement. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the shares of common stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such common stock, although such a firm may participate in the distribution of such common stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the prospectus supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of common stock will:

           1. entitle the underwriters to indemnification by us and the selling stockholders against certain civil liabilities under the Securities Act;

           2. provide that the obligations of the underwriters will be subject to certain conditions precedent; and

           3. provide that the underwriters will be obligated to purchase all shares of such common stock so offered if any shares are purchased.

        If underwriters are used in any offering of common stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the prospectus supplement relating to such offering.

        Underwriters, brokers and dealers may engage in transactions with or perform services for us in the ordinary course of business.

        Offers to purchase common stock may be solicited, and sales thereof may be made, by the selling stockholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of common stock so acquired. This prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, brokers or dealers, or directly to one or more purchasers, all in the manner described above.

                                  LEGAL MATTERS

        Andrews & Kurth L.L.P. will issue an opinion about the legality of the shares for us.

                                     EXPERTS

        The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and shares of our common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

        We are subject to the information requirements of the Exchange Act and therefore we file reports, proxy statements and other information with the Commission. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on its Web site at http: //www.sec.gov. Reports, proxy and information statements and other information about us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        Our common stock is traded on the Nasdaq National Market under the symbol "ENBC." Certain information, reports and proxy statements of our Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents, which we have filed with the Commission, are incorporated by reference into this prospectus:

        - Our annual report on Form 10-K for the fiscal year ended December 31, 1999 (filed under our former name, Energy BioSystems Corporation);

        - Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 (filed under our former name, Energy BioSystems Corporation) and June 30, 2000;

        - The description of our common stock contained in our Registration Statement on Form 8-A filed on January 25, 1993, as amended by Post-Effective Amendment No. 1 filed with the Commission on March 15, 1993 (both filed under our former name, Energy BioSystems Corporation); and

        - Our Definitive Proxy Statement for our annual meeting of shareholders filed on May 1, 2000 (filed under our former name, Energy BioSystems Corporation).

        All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to:

                        Enchira Biotechnology Corporation
                           4200 Research Forest Drive
                           The Woodlands, Texas 77381
                                  281-419-7000
                              Attention: Secretary

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

We have not authorized any dealer, salesperson or other person to give you written information (other than this prospectus) or to make any representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date thereof.



                             -----------------------


                              ENCHIRA BIOTECHNOLOGY
                                   CORPORATION


                                2,631,375 Shares


                                  Common Stock




                                ----------------
                                   PROSPECTUS
                                ----------------




                                October 31, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

        The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee                                                      $5,123
NASD filing fee                                                            2,000
Blue Sky fees and expenses                                                 2,267
Legal fees and expenses                                                   20,000
Accounting fees and expenses                                               3,000
Transfer agent and registrar fees                                          1,500
Miscellaneous fees and expenses                                              500
                                                                         -------
        TOTAL                                                            $34,390
                                                                         =======

Item 15.   Indemnification of Officers and Directors

        Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

        Article Sixth, Section (f) of the Company's Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director
(i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) for any transaction from which the director derived an improper personal benefit.

        The Bylaws of the Company provide for indemnification of the directors, officers and employees of the Company to the full extent permitted by law. The Company currently has a liability insurance policy which insures directors and officers of the Company in certain circumstances. The policy also insures the Company against losses as to which its directors and officers are entitled to indemnification.

Item 16.   Exhibits

      (a)  Exhibits

     *5.1  Opinion of Andrews & Kurth L.L.P.
    *23.1  Consent of Arthur Andersen LLP.
    *23.2  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
    *24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).

-----------------------
* Filed herewith.

Item 17.   Undertakings

        The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (e) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (f) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas, on the 31st day of October, 2000.

                        ENCHIRA BIOTECHNOLOGY CORPORATION

                                   By: /s/ Peter Policastro
                                           -------------------------------------
                                           Peter Policastro, Ph.D.
                                           President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Enchira Biotechnology Corporation (the "Company") hereby constitutes and appoints Peter Policastro, William E. Nasser, and Paul G. Brown, III, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                              Title                         Date
            ---------                              -----                         ----
/s/     Peter Policastro           President and Chief Executive Officer   October 31, 2000
------------------------------         (PRINCIPAL EXECUTIVE OFFICER)
        Peter Policastro, Ph.D.

/s/     Paul G. Brown, III              Vice President-Finance and         October 31, 2000
------------------------------            Chief Financial Officer
        Paul G. Brown, III

                                   (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                 OFFICER)
/s/     Daniel J. Monticello, PH.D.     Vice President-Research and        October 31, 2000
------------------------------           Development, and Director
        Daniel J. Monticello, Ph.D.

/s/     William E. Nasser                  Chairman of the Board           October 31, 2000
------------------------------
        William E. Nasser

/s/     Ramon Lopez                              Director                  October 31, 2000
------------------------------
        Ramon Lopez

/s/     R. James Comeaux                         Director                  October 31, 2000
------------------------------
        R. James Comeaux

/s/     Thomas E. Messmore                       Director                  October 31, 2000
------------------------------
        Thomas E. Messmore

/s/     William D. Young                         Director                  October 31, 2000
------------------------------
        William D. Young

                                                 Director                  October 31, 2000
------------------------------
        Nancy Chang, Ph.D.

                                INDEX TO EXHIBITS


  Exhibit No.  Description
  -----------  -----------
         *5.1  Opinion of Andrews & Kurth L.L.P.

        *23.1  Consent of Arthur Andersen LLP

        *23.2  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)

        *24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).


* Filed herewith.